Exhibit 12.1

Statement of Computation of Ratio of Earnings to Fixed Charges (in thousands, except ratios)

Historical Brocade

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	January 31, 2015	October 31, 2015	November 1, 2014	October 26, 2013	October 27, 2012	October 29, 2011
Earnings from continuing operations before taxes	$111,770	113,422	$439,051	$353,621	$330,461	$224,401	$79,428
Adjustments:
Add fixed charges from continuing operations	11,019	26,519	59,949	41,401	60,698	55,745	101,349

Earnings before taxes and fixed charges	$122,789	$139,941	$499,000	$395,022	$391,159	$280,146	$180,777

Fixed charges:
Interest expense	$9,865	$25,424	$55,578	$36,757	$55,261	52,488	$97,838
Interest component of rent expense	1,154	1,095	4,371	4,644	5,437	3,257	3,511

Total fixed charges from continuing operations	$11,019	$26,519	$59,949	$41,401	$60,698	$55,745	$101,349

Ratio of earnings to fixed charges (1)	11.1	5.3	8.3	9.5	6.4	5	1.8
Coverage deficiency	—	—	—	—	—	—	—

(1)	The ratio of earnings to fixed charges was computed by dividing earnings from continuing operations before taxes and fixed charges, by total fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and capitalization and amortization of debt discount and issuance costs on all indebtedness and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

Pro Forma Combined

	Three Months Ended	Fiscal Year Ended
	January 31, 2016	October 31, 2015
Earnings from continuing operations before taxes	$97,113	$368,134
Adjustments:
Add fixed charges from continuing operations	15,640	79,035

Earnings before taxes and fixed charges	$112,753	$447,169

Fixed charges:
Interest expense	14,123	72,316
Interest component of rent expense	1,517	6,719

Total fixed charges from continuing operations	$15,640	$79,035

Ratio of earnings to fixed charges (1)	7.21	5.66
Coverage deficiency	—	—

(1)	The ratio of earnings to fixed charges was computed by dividing earnings from continuing operations before taxes and fixed charges, by total fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and capitalization and amortization of debt discount and issuance costs on all indebtedness and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.